Exhibit 99.1

RFM Receives NASDAQ Deficiency Notice Related to Minimum Bid Price

DALLAS--(BUSINESS WIRE)--RF Monolithics, Inc. (NASDAQ:RFMI) (“RFM” or the “Company”), a leader in delivering quality RF hardware solutions, today announced that on October 1, 2008, it received a deficiency letter from The NASDAQ Stock Market indicating that it is not in compliance with the continued listing requirements on the NASDAQ Capital Market because, for the previous 30 consecutive business days, the bid price of its common stock had closed below the $1.00 minimum per share requirement for continued listing as set forth in Marketplace Rule 4310(c)(4).

It is NASDAQ's customary practice to issue a deficiency letter when a listed company does not meet the minimum bid price requirement. By NASDAQ rule, the Company will be provided 180 calendar days, or until March 30, 2009, to regain compliance with the bid price requirement. The deficiency letter has no effect on the listing of the company's common stock at this time and its common stock will continue to trade on the NASDAQ Capital Market under the symbol "RFMI".

The letter also stated that the Company can regain compliance with the bid price requirement if, at any time before March 30, 2009, the bid price of its common stock closes at or above $1.00 per share for a minimum of ten consecutive business days. If the company cannot demonstrate compliance by March 30, 2009, NASDAQ will determine whether it meets the NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If RFM meets the initial listing criteria, it will be provided an additional 180 calendar-day period to comply with the bid price requirement. If it is not eligible for this additional compliance period, the company will be provided written notice that its securities will be delisted. At that time, the company would have the right to appeal NASDAQ's determination to delist its securities to a listing qualifications panel, which would stay the effect of the delisting pending a hearing on the matter before the panel.

The Company intends to actively monitor the bid price for its common stock between now and March 30, 2009, and consider implementation of various options available to the company if its common stock does not trade at a level that is likely to regain compliance.

About RFM

RFM, headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications – from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RFM, please visit the Company’s website at www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the strategies, plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, operation of a services business, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
RFM
Carol Bivings, 972-448-3767
Director, Investor Relations
bivings@rfm.com